Filed pursuant to Rule 424(b)(3)
Registration No. 333-110035

Prospectus Supplement
(To Prospectus Dated February 9, 2004)

$1,200,000,000

HALLIBURTON COMPANY

3-1/8% Convertible Senior Notes due July 15, 2023
and
Common Stock Issuable Upon Conversion of the Notes

     This document supplements the prospectus dated February 9, 2004, relating to $1,200,000,000 aggregate principal amount of our 3-1/8% Convertible Senior Notes due July 15, 2023 and the shares of common stock issuable upon conversion of the notes. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Securityholders” in the prospectus dated February 9, 2004 and in all prior prospectus supplements to that prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol “HAL.” On June 23, 2005 the closing price for our common stock on the New York Stock Exchange was $48.17 per share.

     Investing in the notes and the common stock issuable upon their conversion involves risks. See “Risk Factors” beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2005.

SELLING SECURITYHOLDERS

SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement. The notes were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The notes that may be offered under the prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount at maturity of notes beneficially owned by each selling securityholder that may be offered from time to time pursuant to the prospectus, as supplemented.

     The table below has been prepared based solely upon the information furnished to us by the selling securityholders named therein. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement the prospectus accordingly.

     The selling securityholders listed below may offer and sell, transfer or otherwise dispose, from time to time, some or all of their notes. No offer or sale, transfer or other disposition under this prospectus may be made by a holder of the notes unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. However, a selling securityholder may offer and sell, transfer or otherwise dispose of some or all of its notes in transactions exempt from the registration requirements of the Securities Act without notifying us. As a result, the same restricted notes may be included in the table below as being held by more than one holder, and the total amount of the notes listed in the column titled “Principal Amount at Maturity of Notes Beneficially Owned That May be Sold” may represent an amount of notes in excess of the $1,200,000,000 we issued. However, the total principal amount at maturity of notes that may be sold hereunder will not exceed the $1,200,000,000 we issued. Further, we cannot give an estimate as to the amount of the notes that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes pursuant to the offering contemplated by the prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$9,000	*	239	*
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	$9,000	*	239	*
ADI Alternative Investments	$2,500,000	*	66,395	*
ADI Alternative Investments	$1,000,000	*	26,558	*
Advisory Convertible Arbitrage Fund (I) L.P.	$1,000,000	*	26,558	*
Aftra Health Fund	$200,000	*	5,311	*
Akela Capital Master Fund, Ltd.	$10,000,000	*	265,583	*
Alcon Laboratories	$465,000	*	12,349	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
Allentown City Firefighters Pension Plan	$14,000	*	371	*
Allentown City Officers & Employees Pension Fund	$20,000	*	531	*
Allentown City Police Pension Plan	$280,000	*	7,436	*
Allstate Insurance Company (3)	$2,000,000	*	53,116	*
Allstate Life Insurance Company (4)	$6,500,000	*	172,628	*
Amaranth L.L.C.	$22,000,000	1.83%	584,282	*
American Beacon Funds	$210,000	*	5,577	*
American Booksellers	$25,000	*	663	*
American Investors Life Insurance Co.	$300,000	*	7,967	*
Amerisures Mutual Insurance Company	$550,000	*	14,607	*
AmerUs Life Insurance Co.	$1,000,000	*	26,558	*
Arapahoe County Colorado	$58,000	*	1,540	*
Arbitex Master Fund, L.P.	$32,000,000	2.67%	849,865	*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	$11,300,000	*	300,108	*
Argent Classic Convertible Arbitrage Fund II, L.P.	$900,000	*	23,902	*
Argent Classic Convertible Arbitrage Fund LP	$3,700,000	*	98,265	*
Argent LowLev Convertible Arbitrage Fund II, LLC	$466,000	*	12,376	*
Argent LowLev Convertible Arbitrage Fund LLC	$3,500,000	*	92,954	*
Argent LowLev Convertible Arbitrage Fund Ltd	$15,300,000	1.28%	406,341	*
Arlington County Employees Retirement System	$803,000	*	21,326	*
Astante Health Systems	$121,000	*	3,213	*
Aventis Pension Master Trust	$140,000	*	3,718	*
Banc of America Securities LLC	$10,200,000	*	270,894	*
Bankers Life Insurance Company of New York	$100,000	*	2,655	*
BBT Fund, L.P.	$2,800,000	*	74,363	*
Bear, Stearns & Co. Inc.	$8,500,000	*	225,745	*
Black Diamond Offshore Convertible LDC	$3,265,000	*	86,712	*
Black Diamond Offshore Ltd	$1,823,000	*	48,415	*
Boilmaker — Blacksmith Pension Trust	$750,000	*	19,918	*
Bond High Income Fund	$10,700,000	*	284,173	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
British Virgin Islands Social Security Board	$105,000	*	2,788	*
CALAMOS Convertible Portfolio — CALAMOS Investment Trust	$6,300,000	*	167,317	*
California State Auto Association	$120,000	*	3,187	*
California State Auto Association Inter-Insurance	$735,000	*	19,520	*
California State Auto Association Retirement Pension Plan	$125,000	*	3,319	*
CEMEX Pension Plan	$70,000	*	1,859	*
CGNU Life Fund	$1,600,000	*	42,493	*
Charitable Convertible Securities Fund	$1,025,000	*	27,222	*
Charitable Income Fund	$425,000	*	11,287	*
Cheyne Fund LP	$13,963,000	1.16%	370,833	*
Cheyne Leveraged Fund LP	$9,885,000	*	262,528	*
CIBC World Markets	$499,000	*	13,252	*
CIP Limited Duration Company	$1,550,000	*	41,165	*
Citigroup Global Markets	$1,973,000	*	52,399	*
City and County of San Francisco Retirement System	$1,776,000	*	47,167	*
City of Knoxville Pension System	$160,000	*	4,249	*
City of New Orleans	$245,000	*	6,506	*
City of Shreveport Employees Retirement System	$270,000	*	7,170	*
City of Southfield Fire & Police Retirement	$210,000	*	5,577	*
City University of New York	$181,000	*	4,807	*
Class C Trading Company, Ltd	$2,700,000	*	71,707	*
Cleveland News Public Local 473	$20,000	*	531	*
Clinton Multistrategy Master Fund, Ltd	$15,195,000	1.27%	403,553	*
Clinton Riverside Convertible Portfolio Limited	$19,045,000	1.59%	505,802	*
CNH CA Master Account, L.P	$3,000,000	*	79,674	*
CODA Capital Management, LLC	$600,000	*	15,934	*
CODA KHPE Convertible Portfolio	$400,000	*	10,623	*
Commercial Union Life Fund	$2,000,000	*	53,116	*
Commonwealth Professional Assurance Co.	$510,000	*	13,544	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
CompSource Oklahoma	$885,000	*	23,504	*
Concentrated Alpha Partners, L.P	$700,000	*	18,590	*
Convertible Securities Fund	$75,000	*	1,991	*
Corporate High Yield Fund, Inc.	$2,100,000	*	55,772	*
Corporate High Yield III Fund, Inc.	$2,300,000	*	61,084	*
Corporate High Yield V Fund, Inc.	$3,800,000	*	100,921	*
Corporate High Yield VI Fund, Inc.	$3,800,000	*	100,921	*
CQS Convertible & Quantitative Strategies Master Fund Limited	$9,000,000	*	239,024	*
Credit Lyonnais Securities (USA) Inc.	$5,000,000	*	132,791	*
Credit Suisse First Boston Europe Limited	$35,200,000	2.93%	934,852	*
Credit Suisse First Boston LLC	$3,884,000	*	103,152	*
Custom Investments PCC, Ltd.	$200,000	*	5,311	*
Davidson Kempner Institutional Partners	$3,825,000	*	101,585	*
Davidson Kempner International Limited	$4,171,000	*	110,774	*
Davidson Kempner Partners	$2,004,000	*	53,222	*
DBAG London	$25,000,000	2.08%	663,957	*
DB Equity Opportunities Master Portfolio Ltd.	$7,000,000	*	185,908	*
Deam Convertible Arbitrage	$3,000,000	*	79,674	*
Debt Strategies Fund, Inc.	$7,500,000	*	199,187	*
Delaware Public Employees Retirement System	$1,862,000	*	49,451	*
Delta Airlines Master Trust	$750,000	*	19,918	*
Delta Pilots Disability and Survivorship Trust	$225,000	*	5,975	*
Deutsche Bank Securities Inc	$2,650,000	*	70,379	*
Dexia World Convertible	$116,000	*	3,080	*
DKR SoundShore Strategic Holding Fund Ltd.	$2,500,000	*	66,395	*
Dodeca Fund, L.P	$1,050,000	*	27,886	*
Dorinco Reinsurance Company	$420,000	*	11,154	*
Double Black Diamond Offshore LDC	$9,562,000	*	253,950	*
DPFM A/C Centennier Ltd.	$10,000,000	*	265,583	*
EB Convertible Securities Fund	$1,565,000	*	41,563	*
First Trenton Indemnity Company	$232,000	*	6,161	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
FrontPoint Convertible Arbitrage Fund, L.P.	$4,000,000	*	106,233	*
Gaia Offshore Master Fund Ltd.	$7,700,000	*	204,498	*
Gartmore Convertible Fund	$250,000	*	6,639	*
GenCorp Foundation	$75,000	*	1,991	*
Georgia Municipal	$837,000	*	22,229	*
Georgia Municipal Employees Retirement Trust Foundation	$840,000	*	22,308	*
GLG Global Convertible Fund	$8,000,000	*	212,466	*
GLG Global Convertible UCITS Fund	$3,000,000	*	79,674	*
GLG Market Neutral Fund	$70,000,000	5.83%	1,859,081	*
Global Bermuda Limited Partnership	$20,000,000	1.67%	531,166	*
Goldman, Sachs & Co. (5)	$13,500,000	1.13%	358,537	*
Grace Convertible Arbitrage Fund, Ltd.	$4,500,000	*	119,512	*
Grady Hospital Foundation	$159,000	*	4,222	*
Guggenheim Portfolio Co. XV, LLC	$550,000	*	14,607	*
Hawaii Pacific University Endowment	$150,000	*	3,983	*
Hawaii Sheet Metal Workers — Fixed Annuity Fund	$100,000	*	2,655	*
Hawaii Sheet Metal Workers — Fixed Pension Fund	$200,000	*	5,311	*
Health Foundation of Greater Cincinnati	$280,000	*	7,436	*
HFR CA Global Select Master Trust Account	$300,000	*	7,967	*
HFR CA Select Fund	$1,500,000	*	39,837	*
HighBridge International LLC (6)	$38,500,000	3.21%	1,022,494	*
Houston Firefighters Relief & Retirement Fund	$1,750,000	*	46,477	*
IL Annuity and Insurance Co.	$12,000,000	1.00%	318,699	*
Income Strategies Fund, Inc.	$7,500,000	*	199,187	*
Independence Blue Cross	$502,000	*	13,332	*
Inflective Convertible Opportunity Fund I, L.P.	$50,000	*	1,327	*
Innovest Finanzdienstle	$1,880,000	*	49,929	*
James Mellor Trust	$50,000	*	1,327	*
Jefferies & Co. Inc.	$1,197,000	*	31,790	*
JMG Capital Partners, LP	$10,000,000	*	265,583	*
JMG Triton Offshore Fund Ltd.	$8,000,000	*	212,466	*
JP Morgan Securities Inc	$4,128,000	*	109,632	*
KBC Convertible Arbitrage Fund	$54,785,000	4.57%	1,454,996	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
KBC Convertible Mac28 Fund, Ltd	$12,285,000	1.02%	326,268	*
KBC Convertible Opportunities Fund	$29,550,000	2.46%	784,797	*
KBC Financial Products USA Inc	$6,330,000	*	168,114	*
KBC MultiStrategy Arbitrage Fund	$17,565,000	1.46%	466,496	*
Key Trust Convertible Securities Fund	$315,000	*	8,365	*
Key Trust Fixed Income Fund	$585,000	*	15,536	*
Knoxville Utilities Board Retirement System	$75,000	*	1,991	*
Lakeshore International Limited	$80,000,000	6.67%	2,124,664	*
Laurel Ridge Capital LP	$20,000,000	1.67%	531,166	*
Lehman Brothers Inc	$33,500,000	2.79%	889,703	*
Los Angeles County Employees Retirement Association	$1,400,000	*	37,181	*
Lyxor Master Fund	$2,600,000	*	69,051	*
Lyxor Master Fund	$500,000	*	13,279	*
Lyxor/Gaia II Fund Ltd	$2,400,000	*	63,739	*
Lyxor/Zola Fund Ltd	$2,100,000	*	55,772	*
Macomb County Employees’ Retirement System	$160,000	*	4,249	*
Mainstay Convertible Fund	$2,875,000	*	76,355	*
Mainstay Strategic Value Convertible Fund	$155,000	*	4,116	*
Mainstay VP Convertible Fund	$1,635,000	*	43,422	*
Managed Assets Trust	$500,000	*	13,279	*
Manhattan & Bronx Surface Transit Operating Authority	$1,000,000	*	26,558	*
McMahan Securities Co. L.P	$2,840,000	*	75,425	*
Meadow IAM Limited	$1,760,000	*	46,742	*
Melody IAM, Ltd	$1,815,000	*	48,203	*
Merrill Lynch Insurance Group	$402,000	*	10,676	*
Merrill Lynch Pierce Fenner & Smith Inc.	$15,000,000	1.25%	398,374	*
MFS Total Return Fund A Series of Series Trust V	$3,000,000	*	79,674	*
ML Master US High Yield Trust, Inc.	$3,000,000	*	79,674	*
MLiF Global High Yield Fund	$600,000	*	15,934	*
MLiF US High Yield Fund, Inc.	$2,000,000	*	53,116	*
MLQA Convertible Securities Arbitrage LTD	$5,000,000	*	132,791	*
Morgan Stanley Convertible Securities Trust	$2,500,000	*	66,395	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
Municipal Employees	$286,000	*	7,595	*
National Benefit Life Insurance Company (7)	$50,000	*	1,327	*
Nations Convertible Securities Fund	$15,925,000	1.33%	422,940	*
New Orleans Firefighters Pension/ Relief Fund	$163,000	*	4,329	*
New York Life Insurance Company (Ordinary Life Post 1982)	$4,730,000	*	125,620	*
New York Life Insurance Company (Ordinary Life Pre 1982)	$2,870,000	*	76,222	*
New York Life Separate Account #7	$100,000	*	2,655	*
Nicholas Applegate Capital Management — Investment Grade Convertible Mutual Fund	$20,000	*	531	*
NMS Services (Cayman) Inc	$20,000,000	1.67%	531,166	*
Nomura Securities Intl Inc. (8)	$40,000,000	3.33%	1,062,332	*
Norwich Union Life & Pensions	$3,000,000	*	79,674	*
Oak Hill Contingent Capital Fund Ltd	$4,900,000	*	130,135	*
Occidental Petroleum Corporation	$323,000	*	8,578	*
Ohio Bureau of Workers Compensation	$217,000	*	5,763	*
Oppenheimer Convertible Securities Fund	$4,000,000	*	106,233	*
Pearl — CS Alternative Strategy Limited	$958,000	*	25,443	*
Pendragon Convertible Fund Limited	$4,361,000	*	115,820	*
Pendragon Guinevere Fund L.L.C.	$6,139,000	*	163,041	*
Plexus Fund Ltd	$18,000,000	1.50%	478,049	*
Policeman and Firemen Retirement System of the City of Detroit	$675,000	*	17,926	*
Polygon Global Opportunities Master Fund	$5,000,000	*	132,791	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$350,000	*	9,295	*
Potlatch Corporation	$940,000	*	24,964	*
Primerica Life Insurance Company (9)	$492,000	*	13,066	*
Privilege Portfolio SICAV	$5,900,000	*	156,693	*
Pro-mutual	$902,000	*	23,955	*
PRS Convertible Arbitrage Master Fund	$3,250,000	*	86,314	*
Pyramid Equity Strategies Fund	$1,500,000	*	39,837	*
Quattro Fund Limited	$9,350,000	*	248,320	*
Quattro Multi Strategy MasterFund LP	$1,650,000	*	43,821	*
Radian Asset Assurance, Inc.	$2,000,000	*	53,116	*
Radian Group Convertible Securities	$1,200,000	*	31,869	*
Radian Guaranty	$4,300,000	*	114,200	*
Ramius Capital Group	$1,000,000	*	26,558	*
Ramius Master Fund, LTD	$4,950,000	*	131,463	*
Ramius Partners II, LP	$250,000	*	6,639	*
Ramius, LP	$100,000	*	2,655	*
RCG Baldwin, LP	$500,000	*	13,279	*
RCG Latitude Master Fund, LTD	$6,450,000	*	171,301	*
RCG Multi Strategy Master Fund, LTD	$1,400,000	*	37,181	*
S.A.C. Arbitrage Fund, LLC(10)	$5,500,000	*	146,070	*
Sage Capital Management, LLC	$100,000	*	2,655	*
San Diego County Employee Retirement Associates	$1,650,000	*	43,821	*
SCI Endowment Care Common Trust Fund — First Union	$20,000	*	531	*
SCI Endowment Care Common Trust Fund — National Fiduciary Services	$100,000	*	2,655	*
SCI Endowment Care Common Trust Fund — Suntrust	$45,000	*	1,195	*
SG Americas Securities, LLC	$20,000	*	531	*
Siemens Convertible Global Markets	$2,000,000	*	53,116	*
Silver Convertible Arbitrage Fund, LDC	$1,700,000	*	45,149	*
Silverback Master, LTD	$36,500,000	3.04%	969,377	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
South Dakota Retirement System (11)	$2,000,000	*	53,116	*
Special District of Oregon	$15,000	*	398	*
Stabilization Agreement of the Sheet Metal Industry — Severance Fund	$125,000	*	3,319	*
Stabilization Agreement of the Sheet Metal Industry — Trust Fund	$275,000	*	7,303	*
Stamford Police Pension Fund	$70,000	*	1,859	*
Standard Fire Insurance Company	$944,000	*	25,071	*
State of Georgia	$745,000	*	19,785	*
State of Maryland Retirement Agency	$3,843,000	*	102,063	*
Sunrise Partners Limited Partnership (12)	$4,500,000	*	119,512	*
Sutton Brook Capital Portfolio LP	$46,000,000	3.83%	1,221,681	*
Swiss Re Financial Products Corporation	$10,000,000	*	265,583	*
The Animi Master Fund, Ltd	$5,000,000	*	132,791	*
The California Wellness Foundation	$220,000	*	5,842	*
The Cockrell Foundation	$75,000	*	1,991	*
The Dow Chemical Company Employees’ Retirement Plan	$1,400,000	*	37,181	*
The Fondren Foundation	$80,000	*	2,124	*
The Grable Foundation	$97,000	*	2,576	*
The Premier Insurance Company of Massachusetts	$204,000	*	5,417	*
The Saint Paul Travelers Companies, Inc. — Commercial Lines	$944,000	*	25,071	*
The Travelers Indemnity Company	$944,000	*	25,071	*
The Travelers Insurance Company Separate Account TLAC	$98,000	*	2,602	*
The Travelers Life and Annuity Company (13)	$253,000	*	6,719	*
Thrivent Financial for Lutherans (14)	$5,250,000	*	139,431	*
Topanga XI	$2,400,000	*	63,739	*
Travelers Casualty Insurance Company of America	$816,000	*	21,671	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
Travelers Insurance Company — Life (15)	$3,467,000	*	92,077	*
Travelers Series Trust Convertible Bond Portfolio	$1,000,000	*	26,558	*
Tredia Performance Fund, Ltd	$200,000	*	5,311	*
Tribeca Investments LTD	$5,000,000	*	132,791	*
Triborough Partners International Ltd	$3,500,000	*	92,954	*
Triborough Partners LLC	$1,500,000	*	39,837	*
Trustmark Insurance	$409,000	*	10,862	*
Tufts Associated Health Plans	$1,415,000	*	37,579	*
UBS AG F/B/O IPB Client	$50,000,000	4.17%	1,327,915	*
UBS AG London Cut. Prop	$40,000,000	3.33%	1,062,332	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	$42,300,000	3.53%	1,123,416	*
UBS Securities LLC	$10,000,000	*	265,583	*
UMASS Memorial Health Care	$245,000	*	6,506	*
UMASS Memorial Investment Partnership	$270,000	*	7,170	*
Union Carbide Retirement Account	$650,000	*	17,262	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	$330,000	*	8,764	*
United Healthcare Insurance Company	$1,000,000	*	26,558	*
United Healthcare Insurance Company of CT — AARP	$500,000	*	13,279	*
United Overseas Bank Convertible Bond (SGD)	$400,000	*	10,623	*
United Overseas Bank Convertible Bond (USD)	$170,000	*	4,514	*
Univar USA Inc. Retirement Plan	$165,000	*	4,382	*
University of Massachusetts	$205,000	*	5,444	*
Value Line Convertible Fund, Inc	$400,000	*	10,623	*
Van Eck Worldwide Absolute Return Fund — CODA	$90,000	*	2,390	*
Victory Convertible Securities Fund	$1,025,000	*	27,222	*
Wachovia Bank National Association	$26,000,000	2.17%	690,515	*
White River Securities L.L.C	$8,500,000	*	225,745	*

	Principal Amount at
	Maturity of Notes	Percentage of	Number of Shares of	Percentage of
	Beneficially Owned	Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May be Sold (1)	Outstanding (2)
Wilmington Trust Company as Owner and Trustee for the Forrestal Funding Master Trust	$33,500,000	2.79%	889,703	*
Worldwide Transactions Ltd	$350,000	*	9,295	*
Xavex Convertible Arbitrage 10 Fund	$1,100,000	*	29,214	*
Xavex Convertible Arbitrage 2 Fund	$1,400,000	*	37,181	*
Xavex Convertible Arbitrage 5 Fund	$800,000	*	21,246	*
Xavex Convertible Arbitrage 8 Fund	$750,000	*	19,918	*
Zazove Convertible Arbitrage Fund, L.P	$6,000,000	*	159,349	*
Zazove Hedged Convertible Fund, L.P	$4,000,000	*	106,233	*
Zazove Income Fund, L.P	$2,350,000	*	62,412	*
Zola Management Fund	$400,000	*	10,623	*
Zola Partners, L.P	$1,500,000	*	39,837	*
Zurich Institutional Benchmark Management	$1,650,000	*	43,821	*
Zurich Institutional Benchmark Master Fund LTD	$1,900,000	*	50,460	*

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 26.5583 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes—Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 505,744,263 shares of common stock outstanding as of April 22, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Allstate Corporation is the parent company of Allstate Insurance Company. Allstate Insurance Company informed us that as of September 5, 2003 it also beneficially owns 148,700 shares of our common stock. In addition, Allstate New Jersey Insurance Company, an indirect subsidiary of Allstate Insurance Company, informed us that as of September 5, 2003 it beneficially owns 8,100 shares of our common stock. Allstate Retirement Plan and Agents Pension Plan are qualified ERISA plans maintained for the benefit of certain employees and agents of Allstate Insurance Company. Allstate Retirement Plan informed us that as of September 5, 2003 it beneficially owns 47,600 shares of our common stock, and Agents Pension Plan informed us that as of September 5, 2003 it beneficially owns 15,100 shares of our common stock. BNY Midwest Trust Company, as Trustee for such plans, holds title to all plan investments. Allstate has informed us that it disclaims any interest in securities held in such trusts, although the Investment Committee for such plans consists of Allstate Insurance Company officers.

(4)	Allstate Life Insurance Company informed us that as of September 5, 2003 it is a wholly owned subsidiary of Allstate Insurance Company. See also footnote (3) above.

(5)	Goldman, Sachs & Co. informed us that as of May 24, 2004 it also (i) beneficially owns 1,644,231 shares of our common stock, (ii) has outstanding options to purchase 15,186 shares of our common stock and (iii) has several variance swap positions.

(6)	HighBridge International LLC informed us that as of February 24, 2004 it also beneficially owns $13,500,000 aggregate principal amount of our medium-term notes due through 2027.

(7)	National Benefit Life Insurance Company informed us that as of May 13, 2004 it also beneficially owns $1,600,000 aggregate principal amount of our 5.5% senior notes due October 2010.

(8)	Nomura Securities Intl Inc. informed us that as of July 11, 2003 it also beneficially owns 551,868 shares of our common stock.

(9)	Primerica Life Insurance Company informed us that as of May 13, 2004 it also beneficially owns $4,000,000 aggregate principal amount of our 5.5% senior notes due October 2010.

(10)	S.A.C. Arbitrage Fund, LLC informed us that as of February 2, 2005 it also beneficially owns 99,550 shares of our common stock.

(11)	South Dakota Retirement System informed us that as of August 14, 2003 it also beneficially owns 113,000 shares of our common stock.

(12)	Sunrise Partners Limited Partnership informed us that as of July 14, 2003 it also beneficially owns 78,300 shares of our common stock.

(13)	The Travelers Life and Annuity Company informed us that as of May 13, 2004 it also beneficially owns $900,000 aggregate principal amount of our 5.5% senior notes due October 2010.

(14)	Thrivent Financial for Lutherans informed us that as of July 8, 2003 it also beneficially owns 3,650 shares of our common stock.

(15)	Travelers Insurance Company – Life informed us that as of May 13, 2004 it also beneficially owns (i) $10,000,000 aggregate principal amount of our floating rate senior notes due October 2005, (ii) $12,000,000 aggregate principal amount of our 5.5% senior notes due October 2010, (iii) $10,000,000 aggregate principal amount of our floating rate senior notes due January 2007, (iv) $2,100,000 aggregate principal amount of our medium-term notes due February 2007 and (v) $5,000,000 aggregate principal amount of our medium-term notes due August 2006.